EX99.23(a)(2)


ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
BABSON INSTITUTIONAL SMALL CAP FUND, INC.



BABSON INSTITUTIONAL SMALL CAP FUND, INC. (the
"Corporation"), a Maryland corporation having its principal office in Baltimore, Maryland, hereby certifies, in accordance with Section 2-208 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland that:

ONE:	Article SECOND of the Articles of Incorporation of
the Corporation is hereby amended to change the name of the Corporation to BABSON ENTERPRISE FUND II, INC.

TWO:	The Board of Directors of the Corporation on April
18, 1991, duly adopted the foregoing amendment to Article SECOND of the Articles of Incorporation and declaring advisable and approving said amendment of the Articles of Incorporation. No shares of stock entitled to be voted of said amendments were outstanding or subscribed for at the time of the approval.

IN WITNESS WHEREOF, BABSON INSTITUTIONAL SMALL CAP FUND, INC., has caused these Articles of Amendment to be signed by its President and attested by its Secretary on April 30, 1991.

BABSON INSTITUTIONAL
SMALL CAP FUND, INC.

By: /s/Larry D. Armel
Larry D. Armel, President


Attest /s/Jacqueline B. Willhite
Jacqueline B. Willhite


The Undersigned, Larry D. Armel, President of Babson
Institutional Small Cap Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information. and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


By: /s/Larry D. Armel
Larry D. Armel, President


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